Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the U.S. Xpress Enterprises, Inc. 2006 Omnibus Incentive Plan of our reports dated March 9, 2007, with respect to the consolidated financial statements and schedule of U.S. Xpress Enterprises, Inc. and subsidiaries, U.S. Xpress Enterprises, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of U.S. Xpress Enterprises, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/Ernst & Young LLP

Chattanooga, Tennessee
May 11, 2007